Exhibit 99.1

Press Release

For Immediate Release

Beazer Homes USA, Inc. Reports Preliminary Home Orders, Closings and Backlog for the Quarter and Nine Months Ended June 30, 2004

•                  Q3 New Home Orders of 4,869, up 3% year-over-year

•                  Q3 Closings of 4,061, up 12% year-over-year

•                  All-time Record Backlog at 6/30/04:  9,278 homes (up 8%), $2.3 billion sales value (up 30%)

Atlanta, Ga., July 7, 2004-Beazer Homes USA, Inc. (NYSE:BZH) (www.beazer.com) today released preliminary unit net orders, closings and backlog for the quarter and nine months ended June 30, 2004.

	New Orders (Units)
	For the Quarter Ended June 30,			For the Nine Months Ended June 30,
	2004	2003	% Change	2004	2003	% Change
Southeast	1,657	1,673	-1.0%	4,336	4,316	0.5%
West	1,823	1,474	23.7%	5,162	3,690	39.9%
Central	297	332	-10.5%	833	860	-3.1%
Mid-Atlantic	427	434	-1.6%	1,146	1,382	-17.1%
Midwest	665	821	-19.0%	1,728	2,206	-21.7%
Total	4,869	4,734	2.9%	13,205	12,454	6.0%

	Closings (Units)
	For the Quarter Ended June 30,			For the Nine Months Ended June 30,
	2004	2003	% Change	2004	2003	% Change
Southeast	1,340	1,204	11.3%	3,794	3,390	11.9%
West	1,562	1,174	33.0%	4,180	3,309	26.3%
Central	216	296	-27.0%	664	834	-20.4%
Mid-Atlantic	409	261	56.7%	1,094	789	38.7%
Midwest	534	681	-21.6%	1,621	2,073	-21.8%
Total	4,061	3,616	12.3%	11,353	10,395	9.2%

	Backlog (Units) As of June 30,
	2004	2003	% Change
Southeast	2,863	2,793	2.5%
West	3,269	2,214	47.7%
Central	565	533	6.0%
Mid-Atlantic	1,169	1,293	-9.6%
Midwest	1,412	1,745	-19.1%
Total	9,278	8,578	8.2%

Preliminary backlog sales value as of June 30, 2004 totals $2.32 billion, up 30% from the backlog sales value of $1.78 billion as of June 30, 2003.

The increase in new home orders for the quarter resulted from strong order growth in the Company’s West region, notably California, Arizona, Nevada, and Colorado, and in certain Southeast markets, notably Florida, Georgia and Tennessee.  This was partially offset mainly by lower orders in the Midwest and in parts of the Carolinas.  The increase in new orders from those markets with higher average sales prices resulted in all-time record backlog in terms of both units and sales value.

Closings of 4,061 homes represents a third quarter record and resulted from strong closings in both the Company’s West and Mid-Atlantic regions, with year-over-year increases of 33% and 57%, respectively.  The increase in closings in the Southeast resulted from strong closings in Florida, Georgia and Tennessee, partially offset by declines in parts of the Carolinas.

Beginning in the fourth quarter of fiscal 2004, the Company will announce its quarterly new orders, closings and backlog units at the time of its quarterly earnings release, as the Company believes this data is more meaningful within the context of comprehensive quarterly financial results.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia.  Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	Leslie H. Kratcoski
Director, Investor Relations
(770) 829-3700
lkratcos@beazer.com